CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “The Standing Committees of the Board” and also within Appendix D: “The Fund’s Independent Public Accountant”, all of which are in the Combined Proxy Statement and Prospectus.  In addition, we consent to the references to our firm within the Exhibit Index of the Registration Statement.   We also consent to the use of our reports dated May 18, 2011 on the financial statements and financial highlights of the USAA Florida Tax-Free Income Fund and the USAA Tax Exempt Long-Term Fund for the periods indicated therein in the Registration Statement (Form N-14  No. 33-65572).

/s/ Ernst & Young LLP

San Antonio, Texas
August 26, 2011